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                                  EXHIBIT 99.7

    FORM OF SPECIAL OPTION GRANTS PURSUANT TO WRITTEN COMPENSATION AGREEMENTS


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                               ORCA SYSTEMS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

        Orca Systems, Inc., a Delaware corporation (the "Company"), hereby grants this ___ day of _____________ (the "Grant Date"), to {{FirstName}} {{LastName}} (the "Optionee"), an option to purchase a maximum of __________________ (_______) shares of the Company's Common Stock, one cent ($.01) par value per share, (the "Common Stock"), at the price of $_____ per share, on the following terms and conditions:

        1. Stock Option Grant. (a) Reference is hereby made to the Company's 1999 Stock Option/Stock Issuance Plan (the "Plan"). The Optionee and the Company agree that this option is not issued pursuant to the Plan. The Optionee and the Company agree, however, that, other than the provision of the Plan relating to the number of shares of Common Stock which may be issued thereunder, the terms and conditions thereof are incorporated herein by this reference and shall apply hereto. Unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made pursuant to the Plan in connection with this option shall be governed by the Plan as it exists on the date of this option agreement ("Agreement").

            (b) The granting of this option shall be subject to receipt by the Company of the Company's current form of non-disclosure, non-competition and developments agreement, executed and delivered by the Optionee.

        2. Grant as Non-Qualified Option; Other Options. This option is intended to be a Non-Qualified Option; it is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"). This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

        3. Exercise of Option and Provisions for Termination.

            (a) Vesting Schedule. Except as otherwise provided in this Agreement, and subject to all other terms and conditions of this Agreement, if the Optionee has continued to have a Business Relationship, as that term is defined in Paragraph (c) of this Section 3, with the Company through any applicable date in the table below, this option may be exercised prior to the tenth anniversary of the Grant Date (hereinafter the "Expiration Date") in installments for not more than the number of shares set forth opposite such applicable date:

 As of the Grant Date                               0 shares
 As of the First Anniversary of the Grant Date      ________ shares
 As of the Second Anniversary of the Grant Date an additional _______ shares As of the Third Anniversary of the Grant Date an additional _______ shares As of the Fourth Anniversary of the Grant Date an additional _______ shares

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The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible as of an applicable date, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option. Notwithstanding any other provision of this Agreement or the Plan, this option may not be exercised at any time on or after the Expiration Date.

        (b) Method of Exercise. Subject to the terms and conditions set forth in this Agreement, this option shall be exercised by the Optionee's delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 4 hereof. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than 500 whole shares.

        (c) Continuous Business Relationship Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time the Optionee exercises this option, is and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to the Company (any of such relationships, a "Business
Relationship").

        (d) Exercise Period Upon Termination of Business Relationship. If the Optionee ceases to have a Business Relationship with the Company, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate on the date which is thirty (30) days after the date on which the Optionee ceases to have any Business Relationship with the Company (but in no event after the Expiration Date); provided, however, that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if, in the judgment of the Company, the Optionee, prior to the Expiration Date, materially violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon written notice to the Optionee from the Company describing such violation.

        (e) Exercise Period Upon Death or Disability. If the Optionee is a natural person who dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while he or she has a Business Relationship with the Company, or if such an Optionee dies within three
(3) months after the date on which he or she ceases to have a Business Relationship with the Company (other than as the result of a discharge for "cause" as specified in Paragraph (f) below), this option shall be exercisable within the period of six (6) months following the date of death or disability of the Optionee (but in no event after the Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution; provided, however, that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death or disability. Except as otherwise indicated by the context, the term "Optionee", as used in this


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Agreement, shall include the estate of the Optionee, the Optionee's personal representative, or any other person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee or by reason of the Optionee's incapacity.

        (f) Discharge for Cause. If the Optionee, prior to the Expiration Date, is discharged by the Company for "cause" (as defined below), the right to exercise this option shall, terminate immediately upon such discharge. "Cause" shall mean willful misconduct or willful failure to perform the Optionee's responsibilities in the best interests of the Company (including, without limitation, breach by the Optionee of any provision of any employment, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Company, which determination shall be conclusive. The Optionee shall be considered to have been discharged "for cause" if the Company determines, within thirty (30) days after the Optionee's resignation, that discharge for cause was warranted.

        4. Payment of Purchase Price. Payment of the purchase price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash or wire transfer or a check payable to the order of the Company in an amount equal to the purchase price per share as hereinabove set forth times the number of shares so purchased (the "exercise price").

        5. Delivery of Shares.

            (a) General. The Company shall, upon payment of the exercise price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee; provided, however, that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

            (b) Listing, Registration, Qualification, Etc. This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of nonpublic information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors of the Company. Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition.

        6. Nontransferability of Option. Except as provided in Paragraph (e) of
Section 3 hereof, this option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions


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hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

        7. No Special Employment or Other Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to obligate the Company to continue any employment or other Business Relationship of the Optionee for any period.

        8. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to vote or to receive dividends or other distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

        9. Adjustment Provisions.

            (a) General. If through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Paragraph 14 of the Plan.

            (b) Board Authority to Make Adjustments. Any adjustments under this
Section 9 will be made by the Board of Directors of the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued with respect to this option on account of any such adjustments.

        10. Mergers, Consolidations, Asset, Sales, Liquidations, Etc. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of the liquidation of the Company, prior to the Expiration Date or other termination of this option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Paragraph 16 of the Plan.

        11. Withholding of Taxes. The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements as described in Paragraph 23 of the Plan. Without limiting the generality of the foregoing, the Optionee agrees that the Company may withhold from the Optionee's wages the appropriate amount of federal, state and local


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withholding taxes attributable to the Optionee's exercise of the option. At the
Company's discretion, and to the extent permitted by the Plan, the amount required to be withheld may be withheld in cash from such wages, or otherwise as may be permitted under the Plan. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages sufficient to satisfy the Company's withholding obligation or if such obligation is not otherwise satisfied, as determined by the Company, the Optionee will reimburse the Company on demand, in cash, for the amount underwithheld.

        12. Investment Representations, Warranties and Covenants; Legends.

            (a) Representations. The Optionee represents, warrants and covenants that:

            (i) Any shares purchased upon exercise of this option shall be acquired for the Optionee's account for investment only and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the "Securities Act") or any rule or regulation under the Securities Act.

            (ii) The Optionee has had such opportunity as the Optionee has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of the Optionee's investment in the Company.

            (iii) The Optionee is able to bear the economic risk of holding shares acquired pursuant to the exercise of this option for an indefinite period.

            (iv) The Optionee understands that (A) the shares acquired pursuant to the exercise of this option will not be registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act may not be available for at least two years and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning, the Company is then available to the public and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register any shares acquired pursuant to the exercise of this option under the Securities Act.

            (v) The Optionee agrees that, if the Company offers for the first time any of its Common Stock for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, publicly offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares purchased upon exercise of this option for a period of ninety (90) days, or such longer period as the Company may reasonably require, after the effective date of such registration statement.


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            (vi) The Optionee's principal residence is at the address set forth below on the signature page. The Optionee shall promptly notify the Company of any change in the Optionee's principal address.

By making payment upon any exercise of this option, in whole or in part, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 12.

        (b) Legends on Stock Certificates. All stock certificates representing shares of Common Stock issued to the Optionee upon exercise of this option shall have affixed thereto legends substantially in the following forms, in addition to any other legends required by applicable state law:

               "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES EVIDENCED BY THIS CERTIFICATE, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED."

               "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN AN OPTION AGREEMENT, A COPY OF WHICH WILL BE FURNISHED UPON REQUEST BY THE ISSUER."

        13. Transfer and Other Restrictions; Company's Purchase Rights. Except as set forth in this Section 13, no disposition (whether by sale, exchange, gift, transfer or otherwise) may be made of any shares acquired upon exercise of this option, other than by will or the laws of descent and distribution.

            (a) First Refusal Rights.

                (i) If the Optionee or the Optionee's successor in interest desires to sell all or any part of the shares acquired under this option (including any securities received in respect thereof pursuant to recapitalizations and the like), and an offeror (the "Offeror") has made an offer therefor, which offer the Optionee desires to accept, the Optionee shall:
(y) obtain in writing an irrevocable and unconditional bona fide offer (the "Bona Fide Offer") for the purchase thereof from the Offeror; and (z) give written notice (the "Option Notice") to the President of Company setting forth the Optionee's desire to sell such shares, which Option Notice shall be accompanied by a photocopy of the original executed Bona Fide Offer and shall set forth at least the name and address of the Offeror and the price and terms of the Bona Fide Offer. Upon receipt of the Option Notice, the Company shall have an option to purchase any or all of the shares specified in the Option Notice, such option to be exercisable by giving, within thirty (30) days after receipt of the Option Notice, a written counter-notice to the Optionee. If the Company elects to purchase, the Optionee shall be obligated to sell to the Company such shares at the price


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and terms indicated in the Bona Fide Offer within sixty (60) days from the date of receipt by the Company of the Option Notice. The Company's purchase rights under this Section 13 are assignable by the Company.

                (ii) Subject to the provisions of Paragraph (b) of this Section 13, the Optionee may sell, pursuant to the terms of the Bona Fide Offer, any or all of such shares not purchased by the Company or which the Company does not elect to purchase in the manner set forth hereinabove after the expiration of the 30-day period during which the Company may give the aforesaid counter-notice; provided, however, that the Optionee may not sell such shares to the Offeror if the Offeror is (A) a competitor of the Company, or (B) a person that controls, is controlled by or under common control with a competitor of the Company, or (C) a member of management of a competitor of the Company (any person described in clauses (A) through (C) being hereinafter referred to as a "Competitor") or (D) a person or entity to which the Board of Directors determines in its sole discretion, that a transfer of shares of the Company would be against the Company's best interest, and the Company gives to the Optionee, within thirty (30) days of its receipt of the Option Notice, written notice stating that the Optionee shall not sell the shares to the Offeror; and provided, further, that prior to the sale of any such shares to the Offeror, the Offeror shall execute an agreement with the Company under which the Offeror agrees not to become a Competitor of the Company and further agrees to be subject to the restrictions set forth in this Agreement. If any or all of such shares are not sold pursuant to a Bona Fide Offer within the time permitted above, the unsold shares shall remain subject to the terms of this Agreement.

                (iii) The first refusal rights of the Company set forth above shall remain in effect until the closing of an initial underwritten public offering of the Company's Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, or a successor statute, at which time the first refusal rights set forth herein will automatically expire.

            (b) Company's S Corporation Status.

                (i) The Optionee understands and acknowledges that the Company has made an election under Section 1362(a) of the Code to be taxed as an "S corporation" ("S Election"), that this tax status is in the best interests of the Company and its shareholders, and that the Company's S Election may be terminated and such status may be lost as a result of any transfer of the Company's stock to an ineligible shareholder, or by the Company having more than seventy-five (75) shareholders, or by certain other actions or events. Accordingly, the Optionee agrees that the Optionee will not:

                    (A) Transfer any share of stock of the Company unless (y) in the opinion of counsel to the Company such transfer will not adversely affect the Company's S Election, and (z) the transferee consents in writing to be bound by the provisions of this Section 13 and consents in writing to the continuation of the Company's S Election. Any attempt by the Optionee to transfer any of the shares of stock received as a result of the exercise of this option in contravention of the foregoing shall be null and void ab initio. Nothing contained herein shall be construed to permit a transfer of stock of the Company if the transfer is otherwise restricted by



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the terms of this Agreement, by any governmental statute, regulation or rule, or by the terms of any other agreement to which the Optionee is a party.

                    (B) File any document with the Internal Revenue Service, or take any other action, resulting in the termination of the Company's S Election.

                    (C) Fail to sign or file any consent or other document with the Internal Revenue Service deemed necessary by counsel to the Company for the preservation of the Company's S Election.

                    (D) Fail to take any other action from time to time considered necessary or advisable by counsel to the Company for the preservation of the Company's S Election.

                    (E) Change his or her residence or take any other action such that the Optionee would not be either a resident of the United States or a citizen of the United States without giving thirty (30) days prior written notice to the Company and offering the Company the right to repurchase all of his or her shares of Common Stock at a price determined pursuant to Section 13(c)(ii) hereof before making such change of residence or citizenship.

                (ii) In the event of an inadvertent termination of the Company's S Election, whether as a result of a transfer of stock or for any other reason, and prior to any termination of said election by a valid written revocation under Section 1362(d)(1) of the Code, the Optionee agrees to make any necessary adjustments under Section 1362(f)(4) of the Code in order to continue the treatment of the Company as an S corporation under the Code. The Optionee agrees that any such adjustment shall be effective as of the date of such inadvertent termination.

                (iii) The Optionee agrees to indemnify and hold harmless the Company and the Company's other shareholders from any and all damages, losses or other financial injuries sustained by it or them as a result of the Optionee's failure to comply with the terms and provisions of this Paragraph (b).

                (iv) The Company may choose to terminate its S Election at any time without any notice to the Optionee. The Company shall have no liability to the Optionee for any termination of its S Election, regardless of the reason for such termination.

            (c) Option to Purchase Upon Termination of Business Relationship.

                (i) Option. If the Optionee ceases to have a Business Relationship (as defined in Section 3(c)) with the Company for any reason, the Company shall have the option, exercisable at any time within thirty (30) days after the later of the date on which the Optionee's Business Relationship with the Company terminates or the expiration of the applicable exercise period set forth in Section 3(d), or (e) or (f) above, to purchase all or any part of the Optionee's shares purchased under this option. The Company may assign this right to purchase in its sole


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discretion. The Company or its assignee(s) shall exercise the foregoing option by sending written notice to the Optionee within the thirty (30)-day period.

                (ii) Purchase Price. The purchase price of any shares to be sold to the Company and/or its assigns under this paragraph (c) shall be the fair market value thereof as determined by the Board of Directors as of the date on which the Optionee's Business Relationship with the Company terminated. Such purchase price shall be payable in eight (8) equal quarterly payments with interest at the applicable Federal rate, as defined in Section 1274(d) of the Code, with the first payment to be made at the closing of a purchase and sale of shares pursuant to Subparagraph (iii) below, and each subsequent payment to be made at [three (3)-month intervals.

                (iii) Settlement. The closing of a purchase and sale of shares under this Paragraph (c) shall take place at the principal office of the Company at such time and date as shall be mutually agreed between the Company and the Optionee; provided, that if the parties cannot reach such agreement, settlement shall be ninety (90) days after the date of termination of the Optionee's Business Relationship with the Company (or if such day is a holiday, the first business day thereafter). At the closing, the Optionee shall deliver to the Company (i) the certificate or certificates representing the shares held by such Optionee, duly endorsed for transfer, or (ii) if such certificate or certificates are already in the Company's possession, such duly endorsed stock powers as the Company may request to permit it to record the repurchase by the Company on the records of the Company.

        14. Miscellaneous.

            (a) Except as otherwise expressly provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

            (b) All notices under this Agreement shall be delivered by hand, sent by commercial overnight courier service or sent by registered or certified mail, return receipt requested, and first-class postage prepaid, to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in a notice by either party to the other. Notwithstanding the foregoing, any notice sent to such an address in a country other than that from which the notice is sent may be sent by telefax, telegram or commercial air courier.

            (c) Any reference in this Agreement to a Section of the Code shall refer to that Section as it reads as of the date of this Agreement and as it may be amended from time to time, and to any successor provision.

            (d) Each provision of this Agreement shall be considered separable. The invalidity or unenforceability of any provision shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.


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            (e) Sections 12, 13 and 14 hereof shall survive any termination of this Agreement.

            (f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

            (g) The failure of the Company or the Optionee to insist upon strict performance of any provision hereunder, irrespective of the length of time for which such failure continues, shall not be deemed a waiver of such party's right to demand strict performance at any time in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation or provision hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.


Date of Grant:

----------------, ------
                                        ORCA SYSTEMS, INC.

                                        By:
                                           -------------------------------------
                                        Title:
                                               ---------------------------------
                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

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                              Optionee's Acceptance

        The undersigned hereby accepts the foregoing option and agrees to the terms and conditions of this Agreement. The undersigned hereby acknowledges receipt of a copy of the Company's 1999 Stock Option/Stock Issuance Plan.

                                        [Name of Optionee]

                                        ----------------------------------------
                                        Signature

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

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